Exhibit 16.1

A PARTNERSHIP OF INCORPORATED PROFESSIONALS                       AMISANO HANSON
                                                           CHARTERED ACCOUNTANTS


February 6, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549 U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Wired Associates Solutions Inc.. (the "Company"). We have read the Company's disclosure in the section "Changes In Registrant's Certifying Accountant" as included in Section 4.01 of the Company's 8K dated February 6, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,


/s/ Amisano Hanson
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AMISANO HANSON